Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-8 to the following Registration Statements:

(1)	Form S-8 (No. 333-273824) pertaining to the amended and restated Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan,

(2)	Form S-8 (No. 333-248070) pertaining to the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan, and

(3)

Form S-8 (No. 333-224700) pertaining to the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan, Impax Laboratories, Inc. 1999 Equity Incentive Plan, Impax Laboratories, Inc. Fourth Amended and Restated 2002 Equity Incentive Plan, and Impax Laboratories, Inc. Inducement Stock Option Award

of our reports dated March 3, 2023, with respect to the consolidated financial statements of Amneal Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Amneal Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 8, 2023